Exhibit 5.1

Laxague Law, Inc.

1 East Liberty, Suite 600

Reno, NV 89501

(775) 234-5221

Email: joe@laxaguelaw.com

May 15, 2017

Xenetic Biosciences, Inc.

99 Hayden Avenue, Suite 230
Lexington, Massachusetts

Re: Xenetic Biosciences, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Nevada counsel for Xenetic Biosciences, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), covering the proposed issuance of an aggregate of 1,478,131 shares of the Company’s common stock, par value $0.001 per share, including (a) 1,303,131 shares of the Company’s common stock (the “EIP Shares”) issuable pursuant to the Xenetic Biosciences, Inc. 2014 Equity Incentive Plan (the “Plan”) and (b) 175,000 shares of common stock (the “Inducement Award Shares”) issuable pursuant to the Inducement Award Agreement between the Company and its Chief Financial Officer, dated April 3, 2017 (the “Inducement Award Agreement”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement, the related prospectuses and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the Compensation Committee approving the Inducement Award Agreement and Inducement Award Shares and resolutions of the board of directors approving the Plan and confirming the Inducement Award Agreement and Inducement Award Shares; (e) the Plan and the Inducement Award Agreement; and (f) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, it is our opinion that, the EIP Shares and the Inducement Award Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company’s common stock so long as they are issued and sold in accordance with:

(a)	the Plan or the Inducement Award Agreement, as applicable; and
(b)	the Registration Statement and related prospectuses.

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This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. We express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

As to certain factual matters, we have relied upon information obtained from officers of the Company and have not sought independently to verify such matters.

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and in any amendment, thereto.

Very truly yours,
Laxague Law, Inc. By:_/s/ Joe Laxague________________________ Joe Laxague, Esq.

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